UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 20, 2008

Date of Report (Date of earliest event reported)

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14040 Danielson Street

Poway, California 92064-6857

(Address of Principal Executive Offices) (Zip Code)

(858) 746-2400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2009, Lasse Beijer, age 65, will resign from his position as our Chief Operating Officer – Europe. Mr. Beijer will continue to be employed by us in a non-executive officer capacity, as Senior Advisor to the Chief Operating Officer – Europe, through September 30, 2009.

In connection with the resignation, we have agreed with Mr. Beijer to modify his existing compensatory arrangements. The material terms of the modification are as follows. Mr. Beijer will continue to be eligible to receive his current salary, bonus and current benefits through June 30, 2009. From July 1, 2009 through September 30, 2009, Mr. Beijer’s base compensation will be at an annualized rate of 250,000 Swiss francs, and he will not be eligible for a bonus, but his other benefits will continue at their current rate.

Effective January 1, 2009, we will promote Stein Jacobsen, age 43, to serve as our Chief Operating Officer – Europe. Mr. Jacobsen will assume these new responsibilities in addition to continuing in his current role as Senior Vice President – Ventilation.

Mr. Jacobsen has been in the respiratory business for over 20 years. He joined ResMed in 2005 as Chief Operating Officer – Nordics, after our acquisition of PolarMed Holding AS, a medical equipment distributor in the Scandinavian respiratory market, which Mr. Jacobsen founded and led since 1993. Mr. Jacobsen served as COO – Nordics until July 2007, when he became Senior Vice President – Ventilation.

In connection with his promotion, ResMed has agreed to a compensation arrangement with Mr. Jacobsen, under which he will receive a base salary of 2,000,000 Norwegian kroner. He will be eligible for a bonus with a target of 70% of his base salary. He will also be eligible to receive customary executive benefits, including an automobile allowance, health benefits and pension contribution.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: December 12, 2008	RESMED INC.

	By:	/s/ David Pendarvis
	Name:	David Pendarvis
	Its:	Secretary, Global General Counsel and Senior Vice President – Organizational Development